EXHIBIT 10.2

DEALER PARTICIPATION AGREEMENT

(SUNPOWER RESIDENTIAL SOLAR LEASE PROGRAM)

This DEALER PARTICIPATION AGREEMENT (this “Agreement”) is deemed to be effective as of the later of August 1, 2014 or the date the Agreement is signed by both parties (“Effective Date”) between Solarmax Renewable Energy Provider, Inc., a Corporation (type of entity) organized under the laws of California (state), with its principal place of business at <account address> (“Dealer”) and SunPower Corporation, Systems, a Delaware corporation (“SunPower”).

Dealer has been accepted by SunPower as one of a select group of SunPower authorized solar lease originators and installers to participate in SunPower’s residential solar system leasing program (the “Lease Program”). Dealer and SunPower wish to set forth in this Agreement the terms and conditions with respect to Dealer’s participation in the Lease Program.

SunPower shall act as the developer of a project in which a SunPower photovoltaic system (each a “System”) will be installed and interconnected by Dealer and, in connection therewith, a Lease Agreement to be entered into between an affiliate of SunPower (“Lessor”) and a residential customer (“Lessee”) (in each case, the “Lease”). SunPower shall pay Dealer fees for lease origination, design, procurement, administration, installation, and interconnection services (collectively, “Services”), concurrently with Dealer’s delivery of the applicable invoices for such Services and other required documentation, as further described below.

To the extent that Dealer entered into a dealer participation agreement with respect to the Lease Program prior to this Agreement, Dealer and SunPower hereby acknowledge and agree that this Agreement shall amend and replace such previous dealer participation agreement in its entirety on the Effective Date for all Leases signed by Customers on or after August 1, 2014.

Accordingly, for good and valuable consideration, and intending to be legally bound, Dealer and SunPower agree as follows:

1.	DEALER PARTICIPATION IN THE PROGRAM

	(a)	To be eligible for the Lease Program, a Dealer must (i) be in good standing as an authorized dealer in accordance with its Residential Dealer Agreement with SunPower North America, LLC (“Dealer Agreement”), (ii) have employees certified in accordance with the SunPower Authorization Requirements set forth Exhibit C (“SunPowerCertification Program”), (iii) have on file with SunPower up to date items listed in Exhibit G hereto, and (iv) be in compliance with its obligations under this Agreement and the materials related to the Lease Program that have been or will be provided to the Dealer by SunPower, including, but not limited to newsletters, funding instructions, technical requirements documentation, and frequently asked questions documents (collectively, the “Program Materials”).

	(b)	Dealer shall provide all lease origination, professional design and engineering services, equipment procurement (other than SunPower Equipment, as defined below), supervision, labor, materials, equipment, tools, construction equipment and machinery, utilities, transportation, and procurement of permits for each System (subject to the limitations set forth herein), and other facilities, items and services, in each case to the extent necessary to complete the Services in accordance with this Agreement, the Lease Documents and the Program Materials.

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(c)	Dealer, and not SunPower, is responsible for confirming that leasing is allowed in the utility service territories in which Dealer plans to utilize in its participation in the Lease Program, including, but not limited to, confirmation that: (i) the utility permits its customers to install and receive power from solar systems that the customers do not own; (ii) the utility offers net metering to customers that have installed solar systems owned and/or operated by a third party; and (iii) if the utility does not offer net metering to customers that have installed solar systems owned and/or operated by a third party, the utility offers stand-by or back up service to such customers.

2.	LEASE ORIGINATION SERVICES

	(a)	Dealer shall contact and solicit potential customers for the Lease Program in accordance with (i) this Agreement, including Exhibit A and Exhibit B hereto, (ii) the procedures set forth in the SunPower Certification Program and (iii) the Program Materials.

	(b)	Dealer hereby acknowledges and agrees that it, and each of its employees who sell or support the Lease Program, (i) will become familiar with the requirements of the Lease Program as detailed in each Lease, this Agreement, the SunPower Certification Program and the Program Materials and (ii) it will use its best efforts to ensure that each prospective Lessee that applies to the Lease Program is qualified to enter into the Lease in accordance with the terms and conditions thereof.

	(c)	In connection with the origination of each Lease under the Lease Program, Dealer shall, in each case in accordance with the Lease, this Agreement, the SunPower Certification Program and the Program Materials:

(i)	Confirm the prospective Lessee is qualified to participate in the Lease Program, which includes, among other things that may be set forth in the SunPower Certification Program and the Program Materials, the requirement that the prospective Lessee owns and resides in the home as its primary residence;

(ii)	Using (and in accordance with) SunPower’s lease origination system, invite a prospective Lessee to submit an online credit application to Lessor per the specific instructions contained in the Program Materials;

(iii)	Using (and in accordance with) the SunPower proposal tool described in the Program Materials, enter the Dealer Fees (as defined below) to be paid for the Services in accordance with Section 8 this Agreement, configure the System, prepare and quote to the prospective Lessee(s) estimates of the System output projections, related utility cost savings and economic terms of the Lease per the specific instructions contained in the Program Materials. Dealer shall specifically inform the prospective Lessee(s) that such quoted economic terms are indicative only and that the actual economic terms to be included in the Lease will be calculated by Lessor (or the Lessor’s representatives);

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(iv)	Upon receiving notice from Lessor that the potential Lessee has passed SunPower’s credit check, complete a quote in the SunPower proposal tool, submit to Lessor a request for the generation of the Lease and the other documents to be executed by the Lessee in connection therewith, including, without limitation, the applicable incentive reservation form(s), the Production Guarantee or the Production Guarantee and Limited Warranty, as applicable depending on the version of the Lease (“PeGu”), provided by SunPower and fixture filings (together with the Lease, the “Lease Documents”), to the Lessee(s) for signature in accordance with the Program Materials;

(v)	Either prior to or upon Dealer’s receipt of Lease Documents for Lessee execution, or notice that the Lessee has been provided with Lease Documents for execution, check the identification of all prospective Lessee(s) to ensure a match to the Lessee names and the address of the premises stated in the Lease, including confirmation that such premises is the Lessee(s)’s primary residence and assist the prospective Lessee as necessary to execute the Lease Documents and ensure the delivery to Lessor of the fully executed Lease Documents and copy of the identification; and

(vi)	Upon notice from Lessor that it has countersigned the Lease Documents, commence performance of the remaining Services in accordance with this Agreement.

SunPower shall confirm Dealer’s quote submitted through the SunPower proposal in accordance with clause (c)(iii) by provision of an email confirmation substantially in the form of Exhibit H hereto with respect to such Lease and related System. Dealer shall review such confirmation within two business days of receipt and such confirmation shall be deemed accepted by Dealer if Dealer does not respond to SunPower with its basis for disputing such confirmation within five business days.

3.	ADMINISTRATION SERVICES

	(a)	Solar Incentive Amount Reservations and Claims. Dealer acknowledges and agrees that if the Lessee is the party entitled to an incentive to which either Lessee or Lessor is entitled to under any applicable incentive program (or a successor of any such program) administered by the local utility or other authority or agency providing incentives with, such incentive will be assigned by the Lessee(s) to Lessor in accordance with the terms of the Lease and Dealer agrees to assist the Lessee(s) with the process of applying for and obtaining the Solar Incentive Amount. Dealer shall be responsible for understanding the requirements of the applicable incentive programs available with respect to each System and ensure that the configuration of the System and the lease of the System by Lessor conform to the requirements of the applicable incentive program. Lessor makes no representations that the System as configured by Dealer, or the terms of the Lease, will conform to the requirements of any incentive program.

(i)	Dealer shall make a reservation for the incentive, and receive confirmation thereof, prior to the date Dealer invoices SunPower for the Installation Completion Payment (as defined below) in accordance with Section 8. SunPower agrees to execute, or cause to be executed, any documentation required of the owner of the System to support the reservation process. Dealer shall submit evidence of the incentive reservation confirmation with the invoice for the Installation Completion Payment as a condition of payment by SunPower of such invoice.

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(ii)	Dealer shall make a claim for payment of the incentive prior to the date Dealer invoices SunPower for the Interconnection Completion Payment in accordance with Section 8. SunPower agrees to execute, or cause to be executed, any documentation required of the owner of the System to support the claim process. Dealer shall submit evidence of the Solar Incentive Amount claim with the invoice for the Interconnection Completion Payment as a condition of payment by SunPower of such invoice.

(b)	Timing of Solar Incentive Amount. Dealer acknowledges that Lessor will establish the economic terms of the Lease between Lessor and Lessee based upon the expectation that the amount of such incentive (as defined in the Lease, the “Solar Incentive Amount”) shall be paid to Lessor or one of its affiliates in a timely fashion. The Solar Incentive Amount shall be determined to have been paid by the administrator according to the following formulations:

(i)	In the case of an incentive that is paid in one installment (an “Up-FrontIncentive”), if the Up-Front Incentive is received by SunPower or one of its affiliates within a maximum of 200 days from the date of full interconnection of the System (the “Incentive Deadline”).

(ii)	In the case of an incentive that is paid in multiple installments over time as a function of the performance of the System (a “Performance Based Incentive”), if the first installment of the Performance Based Incentive is received by SunPower or one of its affiliates within the Incentive Deadline.

(c)	Amount of Solar Incentive Amount. If applicable to the Lease, Dealer agrees to calculate the Solar Incentive Amount. Dealer acknowledges and agrees that if the Solar Incentive Amount actually paid by the administrator of the applicable incentive program is less than the Solar Incentive Amount calculated by Dealer for whatever reason on or prior to the Incentive Deadline, including, but not limited to, disqualification of the System for a Solar Incentive Amount payment due to the System configuration or the terms of the Lease or a change in the terms or amount of the Solar Incentive Amount, then Dealer will contribute the amount of such shortfall within 30 days of SunPower’s request for such amount to SunPower or Lessor, as applicable. SunPower agrees to reimburse Dealer for any Solar Incentive Amount received by SunPower or Lessor from the administrator of the applicable incentive program subsequent to the Dealer making such a Solar Incentive Amount payment to SunPower or Lessor. Dealer authorizes SunPower to set-off any shortfalls or overpayments outstanding in accordance with this provision against any outstanding dollar amounts due and owing by Dealer or SunPower or any affiliate of SunPower under this Agreement or the Dealer Agreement. SunPower reserves the right to revise or terminate the Lease, as set forth in the terms and conditions of the Lease, should the incentives change in the applicable market and the Dealer agrees to be bound by such changes in such event.

4.	DESIGN SERVICES

(a)	Dealer shall perform engineering and design services as are necessary to design and install the System in accordance with this Agreement, the Lease Documents, the Program Materials and the requirements of the applicable municipal or county authorities, homeowners association, historical society, or other organization with jurisdiction over the System. Additionally, Dealer shall design each System in accordance with the following:

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(i)	Dealer will configure the System in SunPower’s proposal tool and/or other SunPower system, and shall be required to communicate additional information to SunPower related to the Lease, including but not limited to, the Lease identification number, Lessee contact information, Dealer Fees as defined below and projected installation completion date. Detailed requirements will be made available to Dealer in the Program Materials;

(ii)	Each System must be comprised of solar modules, inverters and monitoring systems supplied by SunPower; and

(iii)	The System configuration requirements included in Exhibit F, which SunPower may amend from time to time at its sole discretion with five days notice as they pertain to unsold Leases.

(b)	Per detailed instructions contained the Program Materials, Dealer shall provide to SunPower computer-drafted design plans which, if required by the local permitting authorities, shall be stamped by a licensed professional engineer. The shading analysis entered into the SunPower proposal tool shall conform to the shading analysis provided with the design services.

5.	EQUIPMENT MANAGEMENT AND REPORTING

(a)	Dealer shall provide SunPower with delivery request dates for equipment or material to be supplied by SunPower (“SunPower Equipment”) in accordance with the Program Materials. SunPower shall ship SunPower Equipment to the installation site per information entered in the SunPower proposal tool, unless SunPower and Dealer mutually agree that SunPower will ship to another location. Upon receipt, Dealer shall inspect the SunPower Equipment and commence installation or notify SunPower of any missing or damaged material within 48 hours of the delivery of such SunPower Equipment. Complete serial number reporting of installed SunPower Equipment is required upon completion of the installation work as per Exhibit D (Funding Instructions).

(b)	In addition to SunPower Equipment, Dealer may supply equipment and/or material to be used in its performance of the Services (“Dealer Equipment”) and SunPower’s payment for such Dealer Equipment is included within the Installation Completion Payment. Title to this equipment or material shall transfer to SunPower at the time the Installation Completion Payment is paid.

(c)	Title to SunPower Equipment will not transfer to Dealer at any time. Title to the Services and Dealer Equipment included in the invoice required for the Installation Completion Payment, as further detailed in Exhibit D, shall pass to SunPower upon payment by SunPower of the Installation Completion Payment to the Dealer. Dealer agrees to provide any documentation reasonably necessary in order to evidence the transfer of title from Dealer to SunPower.

(d)	Until the receipt of the Interconnection Completion Payment, Dealer assumes risk of loss and full responsibility for the cost of replacing or repairing any damage to each System and all materials, equipment, supplies and maintenance equipment (including temporary materials, equipment and supplies and SunPower Equipment) for permanent installation in each System or for use during installation of such System, regardless of whether SunPower has title thereto under this Agreement. SunPower or Lessor, as applicable, shall bear the risk of loss and full responsibility in respect of a System from and after the date SunPower pays the Interconnection Completion Payment.

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(e)	Changes to SunPower Equipment delivered to Dealer or Premises as a result of a change to the System shall be communicated per SunPower’s procedures for returns and/or corrections in accordance with to the Dealer Agreement. In the event of a modification to the System, the Dealer must modify the configuration and related Dealer Fees in the SunPower proposal tool and obtain either new Lease Documents or amended Lease Documents prior to SunPower fulfilling the revised order for such SunPower Equipment.

(f)	If a System cannot be completed due to defective or incorrect SunPower Equipment, SunPower shall be responsible for the shipping, handling and other costs of returning and replacement of such SunPower Equipment.

(g)	SunPower reserves the right to terminate the Lease prior to shipment, as set forth in the terms and conditions of the Lease, and the Dealer agrees to be bound by such termination.

6.	INSTALLATION SERVICES

(a)

Dealer shall perform and furnish all labor, services, tools and other things necessary for the successful installation of each System in accordance with this Agreement, the Lease Documents, the Program Materials and the requirement of applicable municipal or county authorities with jurisdiction over the System.

Dealer may not subcontract such work without SunPower’s prior written consent and SunPower will not provide its consent unless a subcontractor satisfies SunPower’s installation certification requirements in accordance with the Program Materials.

Dealer shall complete such Services with respect to each System installed in accordance with this Agreement no later than 30 days after SunPower’s shipment of the SunPower Equipment related to such System; provided Dealer shall not be in breach of its delivery obligation hereunder to the extent (i) a delay in installation is directly caused by a delay in obtaining permits and provided Dealer has (A) complied with all filing and application requirements and deadline of the relevant municipality or county authority and (B) otherwise used commercially reasonable efforts to obtain such permits, including coordinating and cooperating with such municipality and county authorities, (ii) a delay in obtaining municipal and/or county authority inspection or authority from the local utility to commence parallel operation is directly caused by SunPower’s delay in delivering the required Notice to Proceed (as defined below) or (iii) a delay in installation is directly caused by a Force Majeure Event.

(b)	Dealer shall conduct a physical inspection of the Lessee’s premises where the System is to be installed (“Premises”) to determine if the Premises are suitable for the System and whether the installation of the System is feasible. Dealer may determine as a result of the inspection that certain conditions on the roof or otherwise at the Premises should be corrected before the installation may be undertaken. If Dealer determines that the Premises are not suitable, or corrective work has not been satisfactorily performed (or the prospective Lessee(s) refuse to conduct such corrective work), or any required permits or other governmental authorizations are not received, Dealer will not have the obligation to install the System. Additionally, Lessor shall not have the obligation to lease the System to the prospective Lessee(s) and the Lease, if executed, may be terminated in accordance with its terms.

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(c)	In the event that the Dealer ascertains after an inspection of the Premises that the configuration of the System as provided in the Lease executed by the Lessee or Lessor is not feasible as initially provided, Dealer will follow the amendment process set forth in the Program Materials, including updating the fees to be paid to Dealer, and either request new Lease Documents or an amendment to the existing Lease Documents from Lessor according to guidance from Lessor contained in the Program Materials. Lessor will process the request for new Lease Documents or amendments in a timely manner and will retain the original fully executed Lease Documents until the replacement Lease Documents or the amendment is fully executed by Lessee.

(d)	When Dealer is satisfied that the System configuration as described in the executed or amended Lease Documents represents the System as it will be installed at the Premises, any necessary corrective work has been performed and completed and paid for, and any necessary zoning, land use or building permits are received, Dealer shall begin the installation of the System. The order of SunPower Equipment by the Dealer shall serve as a representation by Dealer that the Premises are in sufficient condition to support the System as designed. Dealer shall construct, install, test and commission the System at the Premises in a professional, and good and workmanlike manner, in accordance with all applicable laws, regulations, codes and permits, and accepted professional practices in the solar panel installation industry and electrical installation industry generally.

(e)	Installation of the System shall comply with, among other things, the requirements set forth in Exhibit F and Dealer shall inform Lessee of obligation under the Lease and PeGu, to keep the monitoring system online and report any failures to SunPower.

(f)	If a System cannot be completed due to defective or incorrect SunPower Equipment, SunPower shall be responsible for the shipping, handling and other costs of return and replacement of such SunPower Equipment.

(g)	Dealer shall keep the Lessee(s) informed of the progress of installation work.

(h)	Dealer will be responsible for all injury or damage to individuals or property that may occur as a result of its negligence in connection with the installation and testing of each System.

(i)	Following installation, Dealer shall notify the applicable municipal or county authorities with jurisdiction over the System that the System is mechanically complete and arrange for an inspection and final permitting by such authorities. Dealer acknowledges that SunPower requires Dealer to submit a copy of the final permit issued by the authorities with jurisdiction over the System as a condition of payment by SunPower of the Installation Completion Payment. Notwithstanding the foregoing or anything else set forth in this Agreement, if the local municipality processes requires that the Dealer refrain from arranging an inspection and final permitting until a Notice to Proceed is received to prevent the occurrence of Placed in Service (in violation of the Lease Program) and, in the event this becomes applicable to Dealer, Dealer shall notify SunPower of this and refrain from taking any actions that could result in Placed in Service (as defined below) occurring prior to Notice to Proceed. Following receipt of such notice or otherwise becoming aware of the local municipality processes, SunPower shall make an exception to the standard process and its duration by providing updated Funding Instructions to the Dealer.

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(j)	After a System is installed and prior to the Installation Completion Payment, Dealer will remove all debris and surplus materials from the site where the System is located and leave the site in “broom clean” condition and otherwise in accordance with this Agreement, the Lease Documents and the Program Materials.

(k)	Before (i) the System has been interconnected with the local utility grid, (ii) the local utility conducts its inspection of the installed System and issues its final authorization to operate, and (iii) system-wide performance testing commences (that is, before the system is “in service”), but after (A) the racking is complete, the panels and the inverter are installed and the System is otherwise mechanically complete (this condition of the installation of the System is referred to in this Agreement as “ready to interconnect”) and (B) municipal and/or county authorities have inspected and approved the System and provided written evidence of such approval (unless an exception has been made by

SunPower as described in clause (i) above), Dealer shall:

(i)	provide written notice to SunPower that the System is ready to interconnect;

(ii)	permit a representative of SunPower to inspect the System, which shall be at Dealer’s cost if SunPower has reason to be believe that the installation of the System is unsound, defective or improper or fails to conform to this Agreement, the Lease Documents or the Program Materials; provided that, if SunPower determines that the System or any portion thereof is unsound, defective or improper or as in any way failing to conform to this Agreement, the Lease Documents or the Program Materials, Dealer shall, within 24 hours after receiving written notice from SunPower to that effect, proceed to take down all portions of the Services and remove from the premises all materials whether worked or unworked, which, and Dealer, at its own cost and expense, shall replace the same with proper and satisfactory Services and make good all Services damaged or destroyed by or as a result of such unsound, defective, improper or nonconforming Services or by the taking down, removal or replacement thereof; provided that any defective or unsound SunPower Equipment, if directed by SunPower, shall be returned to SunPower at SunPower’s expense, and

(iii)	upon written notice from SunPower that such inspection has been completed or such right to inspect has been waived by the SunPower, obtain from the Lessee(s) an executed Certificate of Acceptance (in the form contemplated by the Program Materials and attached as Exhibit C to the Lease) to evidence Lessee(s) acceptance of the System and either containing the description of System to be leased pursuant to the Lease or referring to such description in the Lease; SunPower’s waiver of the right to inspect does not constitute Notice to Proceed and does not waive SunPower’s right to inspect at a future date which shall be conducted in accordance with clause (ii).

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(l)	For the avoidance of doubt, the following actions are in direct violation of the Lease Program:

(i)	including any improvements to the premises, including roof upgrades or repairs, or other work outside of installation of the System within the Lease Program, including the fees costs or fees related to such upgrades or repairs; any such work shall be separately arranged between Dealer and the Lessee and not be included in the Dealer Fees or any other portion of the Lease Program and shall be paid for by Lessee at a reasonable cost;

(ii)	providing cash back or other incentives to Lessees in connection with their participation in the Lease Program; and

(iii)	using loan proceeds or other third party financing to finance all or any portion of the Lease.

7.	INTERCONNECTION SERVICES

(a)	Upon receipt by Dealer of a written notice from SunPower that it may proceed (the “Notice to Proceed”) to obtain permission to operate the System from the utility (“PTO”) and interconnect the, Dealer shall within ten business days of receipt of the Notice to Proceed complete the process of testing the System and will (i) arrange with the local utility company to inspect the installed System (if the utility requires such an inspection) and (ii) upon receipt of permission to interconnect from the utility, issue a commissioning report in the form provided to Dealer in the Program Materials (“CommissioningReport”). Dealer shall submit the Commissioning Report with the invoice for the Interconnection Completion Payment as a condition of payment by SunPower of such invoice.

(b)	Dealer hereby acknowledges and agrees that any Systems accepted by SunPower in accordance with this Agreement must be leased to a Lessee pursuant to a valid and executed Lease.

(c)	In the event Dealer interconnects or otherwise energizes the System (other than for the purposes of testing procedures that do not trigger Placed in Service (as defined below)) or obtains authority from the local utility to commence parallel operation prior to receiving the Notice to Proceed from SunPower, or otherwise compromises or eliminates SunPower’s or its partners’ ability to obtain any available financial incentives through a breach of any obligation under this Agreement, Dealer shall be fully liable for any recaptured, disallowed or otherwise lost financial incentives or lost benefits related to financing arrangements experienced by Lessor or SunPower (which can be greater than $3.00 per watt, depending on the jurisdiction and type of lease). For purposes of this Agreement, “Placed in Service” means (i) the System has been installed and tested and shown capable of operating in a reliable and continuous manner for its intended purpose, (ii) legal title and control over the System have been conveyed to SunPower or Lessor and/or (iii) all permits needed to operate the System (including authority from the local authority to commence parallel operation) and to put the System to its intended use of leasing it to the Lessee have been obtained.

(d)	Dealer shall ensure that the configuration of the System and the terms of the Lease conform to the requirements of the local electric utility company and any other regulatory bodies with jurisdiction over the interconnection of the System.

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(i)	Subject to the provisions in Section 6(g) above, Dealer shall assist Lessee in arranging for, and entering into, an interconnection agreement with the local electric utility company.

(ii)	Dealer shall submit written permission to operate the System, or notification of interconnection, from the utility with the invoice for the Installation Completion Payment as a condition of payment by SunPower of such invoice.

8.	DEALER FEES; PAYMENT

(a)	Dealer shall charge SunPower fees for the Services and for any material reimbursement required in connection with the Services provided hereunder (collectively, the “DealerFees”). The Parties hereby agree that the sum of all Dealer Fees and the current market price of the SunPower Equipment to be supplied to Dealer (based upon the then current price list under the Dealer Agreement) shall not exceed $7.00 per watt DC. SunPower reserves the right to adjust this fee limitation, or implement any other fee limitation with respect to an individual Service, at any time in its sole discretion upon reasonable notice to Dealer. The Dealer Fees include all federal, state, county, municipal and other taxes imposed by law and based upon labor, services, materials, equipment or other items acquired, performed, furnished or used for or in connection with the Services. Where the law requires any such taxes to be stated and charged separately, the total Dealer Fees plus the amount of such taxes shall not exceed the amount included in the proposal tool in accordance with clause (b) below.

(b)	Dealer will enter into the SunPower proposal tool either the full system price that Dealer would normally charge a homeowner to sell them the System or the Dealer Fees related to each System. In the case where the Dealer enters a full system price, SunPower will impute the Dealer Fees that will be owed to the Dealer by subtracting the current market price of the SunPower Equipment to be supplied to Dealer (based upon the current price list at the time that the Lease is generated for the Lessee). SunPower will confirm fees to be paid to Dealer via the Lease Document Acknowledgment document generated for each Lease. Dealer Fees will be initially be broken down and paid by SunPower according to the payment schedule:

Lease Origination and Administration Services	20%
Design, Procurement & Installation Services	60%
Interconnection Services	20%

SunPower reserves the right to modify this split in its sole discretion upon reasonable notice to the Dealer. The “Installation Completion Payment” will include the Dealer Fees for Services for lease origination, design, procurement of Dealer Equipment and installation. The “Interconnection Completion Payment” will include Dealer Fees for Services for interconnection of the System. No payment (final or otherwise) made under or in connection with this Agreement shall be conclusive evidence of the performance of the Services, in whole or in part, and no such payment shall be construed to be an acceptance of defective, faulty or improper work or materials nor shall it release Dealer from any of its obligations under this Agreement.

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(c)	SunPower shall pay the Dealer Fees in the amounts invoiced by Dealer in accordance with the payment schedule described in Exhibit D to this Agreement (“PaymentSchedule”) within 30 days after SunPower’s approval of such invoice. SunPower will only approve invoices that adhere to the terms and conditions herein and where Dealer has provided SunPower with all of the documentation required by the Payment Schedule for such payment, in accordance with the timeline and other terms detailed in Exhibit D. Dealer’s acceptance of the Interconnection Completion Payment shall constitute a waiver of any and all claims by Dealer with respect to such System. Dealer acknowledges and agrees that the submittal of documentation in accordance with Exhibit D is a material obligation of this Agreement and Dealer’s failure to comply will entitle SunPower to its exercise of remedies in accordance with this Agreement and applicable law.

(d)	Liens. Upon payment by SunPower of any invoice, Dealer shall promptly pay its relevant supplier amounts due with respect to the Services reflected in the invoice. Dealer shall be responsible to keep the Premises clear and free from all liens placed on the Premises by any supplier or Dealer with respect to Services provided by Dealer, and to defend, discharge or bond any such liens as soon as reasonably practicable. If any claim or lien is made or filed with or against SunPower, Lessor or Lessee by any person claiming that Dealer has failed to make payment for any labor, services, materials, equipment, taxes or other items or obligations furnished or incurred for or in connection with the Services or if Dealer fails to perform or is otherwise in default under any of the terms or provisions of this Agreement, whether before or after Interconnection Completion Payment is made, SunPower shall have the right: (i) to retain from any payment then due or thereafter to become due or require a refund of an amount which it deems sufficient to (A) satisfy, discharge and/or defend against any such claim or lien or any action which may be brought or judgment which may be recovered thereon, (B) make good any such nonpayment, damage, failure or default and/or (C) compensate SunPower, Lessor or Lessee for and indemnify and hold them harmless against any and all losses, liability, damages, costs and expenses, including legal fees and disbursements, which may be sustained or incurred by either or both of them in connection therewith; and (ii) to demand that Dealer provide, within 10 days of SunPower’s request, proof to the satisfaction of SunPower, Lessor or Lessee that such non-payment, claim or lien has been fully satisfied, dismissed and discharged.

(e)	SunPower shall have the right to set-off any amounts due and owing by Dealer under the Dealer Agreement. Dealer hereby expressly irrevocably agrees to waive any right of lien, set-off or counterclaim against SunPower and will not purport to exercise such rights (if any) in respect of the matters that are the subject of this Agreement.

(f)	SunPower shall be responsible for the collection and payment of sales or use tax related to the leasing of the Systems to Lessees. SunPower will issue a resale certificate to Dealer upon request.

9.	ADDITIONAL DEALER OBLIGATIONS

(a)	Per detailed instructions contained the Program Materials, Dealer shall provide to SunPower with the invoice to SunPower for the Installation Completion Payment a detailed breakdown of all costs of the System required to obtain applicable incentives, including federal, state and local tax benefits and all other requirements outlined in Exhibit D and/or in the Program Materials.

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(b)	In connection with the Lease Program: (i) Dealer shall ensure all Dealer employees with any connection to the Lease Program are advised of the requirements related to offering the Lease Program to prospective Lessees and have completed the SunPower Certification Program; (ii) Dealer is prohibited from preparing or disseminating any written materials regarding the Lease Program other than those provided or expressly approved by Lessor or SunPower; (iii) Dealer shall not discuss with any potential Lessee(s) the likelihood of approval of such Lessee(s) for the Lease Program; (iv) Dealer shall not modify any of the Program Materials or any other documents associated with the Lease Program; and (v) Dealer shall not present any indicative monthly rent payments, Remaining Value Amounts (as such term is defined in the Lease) or estimated System production projections that are calculated by any source other than the SunPower proposal tool described in the Program Materials or otherwise approved by Lessor or SunPower.

(c)	If Dealer receives any information related to a Lease, Dealer shall treat such information as confidential and shall not disclose it to any third party.

(d)	Dealer will not run any credit checks on prospective Lessees, nor advise any prospective Lessee of the likelihood of their application being accepted by Lessor.

(e)	Dealer shall not assess or accept any fee related to the Lessee’s participation in the Lease Program.

(f)	Dealer acknowledges and agrees that SunPower is not required to accept any specific prospective Lessee and may reject any prospective Lessee for any reason, including inadequate credit scores or other credit criteria used by Lessor.

(g)	Dealer and its individual sales representatives shall not misrepresent, verbally or in writing, anything to SunPower or the prospective Lessee, including, without limitation, the following:

(i)	the System output (including, without limitation, the incorrect insertion of any system output modeling parameter in the SunPower proposal tool, such as azimuth, tilt and monthly shading);

(ii)	SREC values in excess of then-current spot market prices;

(iii)	Utility escalation rates in excess of published escalation rates or published rate schedules, if applicable; and

(iv)	consumption of kWh and Dealer agrees to provide SunPower with copies of any utility bills provided by prospective Lessee to Dealer.

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(h)	Dealer acknowledges and agrees that it has read and shall comply with the PeGu, as provided to the prospective Lessee by SunPower (a copy of which has been provided in the Program Materials).

(i)	Nothing in this Agreement or Dealer’s participation shall be deemed to restrict Dealer’s right to sell or lease solar power systems manufactured by manufacturers other than SunPower Corporation (or its affiliates), provided, however, that Dealer shall not engage in leasing any solar systems to residential Lessees pursuant to the Lease Program for Systems manufactured by manufacturers other than SunPower Corporation (or its affiliates).

(j)	Dealer shall inform prospective Lessees that all utility rate and utility savings, renewable energy credit values and other projections contained in proposals or marketing materials are estimates for discussion purposes only and not guarantees.

(k)	Dealer agrees to pay SunPower the monthly fees stipulated in Exhibit E in a manner consistent with Dealer’s participation in the SunPower Dealer Program and the Dealer Agreement (e.g. a debit memo). The fees are necessary to defray some, but not all, of SunPower’s cost to provide the Lease Program. These fees may be waived in whole or in part for an introductory period or for any other reason at SunPower’s sole discretion.

(l)	Dealer Responsibility for Safe Performance of the Services. During the performance of the Services, Dealer shall be responsible for the safety of the persons at the Premises and for the safe performance of the Services. SunPower reserves the right to require Dealer to provide SunPower with a copy of its Injury and Illness Prevention Plan (“IIPP”) at any time during Dealer’s participation in the Lease Program. Dealer shall give notices and comply with all federal, state, municipal and local laws, ordinances, rules, regulations, codes, standards, orders, notices and requirements concerning the safety of persons or property or their protection from damage, injury or loss. Dealer agrees that the prevention of accidents to all personnel and property engaged upon, or in the vicinity of, the Services is its responsibility. Dealer agrees to provide, and require the use of, all applicable Personal Protective Equipment (P.P.E.) including, but not limited to, fall arrest and/or fall restraint system(s) while engaged in the Services on any/all roofs as mandated by the Federal Occupational Safety and Health Act of 1970 (OSHA), as amended, and all standards, rules, regulations and orders which have been or shall be adopted or issued there under, and with the safety standards established during the progress of the Services by SunPower. Dealer shall coordinate with its insurance providers and ensure the Dealer’s IIPP conforms to the requirements of Dealer’s insurance providers.

(m)	Dea l er ’s Dut y t o Noti f y Regar di ng Inci dent s, Acci dents or Near -Misses. For notification purposes only, Dealer shall promptly provide to the SunPower Safety Representative: (i) immediate oral notice of any accident, incident or near-miss related to the Services; (ii) written reports of any accident, incident or near-miss related to the Services no later than 24 hours after such accident, incident or near-miss; (iii) written accident reports of OSHA lost time or recordable accidents that occur related to the Services prepared in accordance with the Dealer’s IIPP; and (iv) copies of all written communications, including notices, with governmental authorities and SunPower’s insurance companies with respect to accidents that occur related to the Services and thereafter provide such written reports relating thereto as SunPower may reasonably request.

(n)	Dealer Solely Responsible for Implementing IIPP. In the event any SunPower Representative observes unsafe behaviors or practices by Dealer or Dealer’s personnel, SunPower shall notify the Dealer and the Dealer shall act promptly to take reasonable action to correct such unsafe behavior or practice, and shall promptly notify SunPower in writing of actions reasonably taken by the Dealer to prevent such unsafe behavior or practice from occurring again. Notwithstanding SunPower’s exercise of its rights with respect to unsafe practices or behavior pursuant to the previous sentence, Dealer shall be solely responsible for implementing its IIPP and shall perform the Services in accordance with the Dealer’s IIPP.

(o)	Site Security. During the performance of Services, Dealer shall provide all necessary and reasonably appropriate security and is responsible for the security at the Premises and the protection of the Services.

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10.	LIMITED WARRANTIES

Dealer shall provide SunPower with the following warranties with respect to the System (each a “Limited Warranty” and, collectively, the “Limited Warranties”). Please note that the Limited Warranties are subject to exclusions and disclaimers specified in Section 10(d) below. Dealer agrees that its duties and obligations under the Limited Warranties described below shall survive the termination or expiration of this Agreement and the Dealer Agreement.

(a)	Installation, Workmanship, Defects and Roof Warranties.

(i)	Installation Warranty: Dealer warrants for a period of one (1) year following the Lease Term Start Date (as defined in the Lease) that the System will be installed in the manner described in Section 6 above; provided that, if the System is located in Arizona, Dealer will provide this installation warranty for two (2) years following the Lease Term Start Date in accordance with the Lease and comply with the requirements of the Registrar of Contractors, which includes filing of its warranty.

(ii)	Workmanship; Defects Warranty: Dealer warrants that, under normal use and service conditions, the System will conform to the requirements of this Agreement and the Lease Documents upon the date of installation and will be free from defects in workmanship or defects in, or a breakdown of, materials or components during the System Warranty Period (as defined below). This warranty will run from the Lease Term Start Date for ten (10) years (the “SystemWarranty Period”).

(iii)	Roof Warranty: Dealer warrants, and acknowledges that such warranty shall be passed through by SunPower to Lessor and from Lessor to Lessee(s) in accordance with the Lease, that, if in the course of the installation work Dealer is required to penetrate the roof of the Premises and thereby cause damage to areas of the roof that are within a three (3) inch radius of roof penetrations, Dealer will repair such damage for the benefit of the Lessee(s) during the Roof Warranty Period (as defined below). This roof warranty will run from the date Dealer begins installation of the System at the Premises through the longer of (i) one (1) year following the Lease Term Start Date and (ii) the length of any existing warranty on the roof of the Premises up to but not exceeding five (5) years (the “Roof Warranty Period”).

(b)	Repair Promise. During the applicable Warranty Period as specified in Section 10(a) above, Dealer will: (i) respond to customer product or system field issues, (ii) contact SunPower Technical Support from the field to determine if issue is caused by a product malfunction or a workmanship malfunction and (iii) repair or replace any defective part, material or component not supplied by SunPower or correct any defective workmanship, at no cost or expense to SunPower, Lessor or Lessee (including all labor costs). In the case of SunPower Equipment warranty claim, the Dealer will correct the condition by means of SunPower’s standard Return Materials Authorization (“RMA”) process and can submit request for compensation under the RMA process, as set forth in the Program Materials.

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(c)	Ass i gnment of Manufac turer s’ War ranti es ; Assignment of Limited Warranties. To the extent permitted by the terms thereof, Dealer shall assign, upon transfer of title in accordance with Section 5(c), to SunPower, as the legal owner of the System, the limited warranties from the manufacturers of any System components not supplied by SunPower (the “ Ma nuf act ur er s’ War ranti es ”). To the extent that Dealer performs warranty repair work or provides warranty replacement(s) to SunPower, Dealer reserves the right to make a corresponding claim (if available) under any such Manufacturers’ Warranties and SunPower agrees to provide the support required by the System owner with respect to such Manufacturers’ Warranties. Dealer hereby acknowledges and agrees that the Limited Warranties may be assigned to any legal owner of the System upon transfer of title of the System to such future owner.

(d)	Exclusions and Disclaimers. The Limited Warranties do not apply to any lost electricity production or any repair, replacement or correction required due to the following:

(i)	someone other than Dealer or a subcontractor specifically approved by SunPower (an “approved subcontractor”) installed, constructed, tested, removed, re- installed or repaired the System;

(ii)	destruction or damage to the System or its ability to safely produce energy not caused by Dealer or its approved subcontractor while servicing the System (for example, a tree falls on the System not due to any negligence of Dealer);

(iii)	any event or condition beyond Dealer’s control that is a Force Majeure Event (as defined below);

(iv)	a power or voltage surge caused by someone other than Dealer including a grid supply voltage outside of the standard range specified by the local utility or the System specifications or as a result of a local power outage or curtailment;

(v)	shading from foliage that is new growth or is not kept trimmed to the same condition as on the date the System was installed;

(vi)	any system failure not caused by a System defect (such as making roof repairs that affect the System); or

(vii)	theft of the System.

“Force Majeure Event” means any event, condition or circumstance beyond Dealer’s control and not caused by Dealer or its subcontractor’s fault or negligence. Included among such events would be failure or interruption of the installation of the System or production of electricity by the System due to: an act of god; war (declared or undeclared); sabotage; riot; insurrection; civil unrest or disturbance; military or guerilla action; terrorism; economic sanction or embargo; civil strike, work stoppage, slow-down, or lock-out; explosion; fire; earthquake; abnormal weather condition or actions of the elements (including abnormal lack of or abnormally inadequate sunshine); hurricane; flood; lightning; wind; drought; the binding order of any governmental authority; the failure on the part of any governmental authority to issue a required permit (provided we have timely applied for such permit); unavailability of electricity from the utility grid, equipment, supplies or products; and failure of equipment not utilized by us or under our control (not including the System - that is, defective or faulty components of the System are not a Force Majeure Event).

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(e)	Specific Rights. This Agreement gives SunPower or assignee specific rights, and SunPower or such assignee may also have other rights which may vary from state to state. This Agreement does not warrant any specific electrical performance of the System.

(f)	Making a Claim. If SunPower or assignee believes it has a claim under a Limited Warranty (either through the monitoring of the SMS or through notification by a homeowner), SunPower or such assignee must give Dealer notice of such claim describing the problem it believes gives rise to the claim, in accordance with Section 20 below.

(g)	Transfer of Warranty. Dealer will accept and honor any valid and properly submitted claim under a Limited Warranty made during the applicable warranty period by any person to whom SunPower or other legal owner properly transfers or assigns the Lease or leases the System. Dealer hereby acknowledges and agrees that the Manufacturers’ Warranties may be transferred or assigned to any person to whom SunPower or other legal owner properly transfers or assigns the Lease or leases the System.

(h)	Maintenance and Operation. When called upon by SunPower, Dealer shall provide maintenance and/or repair services for the System not covered by the Limited Warranties, at the fees and response times specified in the following table:

Service	Fee Per On- Site Visit	Required On-site Response Time
Inverter Repair or Replacement	$250	5 business days
Visual System Inspection & Checklist	$250	7 business days
Monitoring Connectivity Troubleshooting	$150	10 business days

Such maintenance services shall include, but not be limited to, removing and securing the System as necessary while the Lessee makes repairs to the Premises. For the avoidance of doubt, all other inspections, troubleshooting, or on-site analysis required to investigate or correct a failure by Dealer to conform to any warranty provided hereunder, including representations of System design and site conditions within the output expectations and the Limited Warranties provided by Dealer on installation, materials, and workmanship, shall be provided by Dealer in a timely manner, but in no event later than ten (10) days after SunPower alerts Dealer about such Dealer failure, at no cost to SunPower. Furthermore, if the System fails to pass the SPVT (as described in Exhibit F attached hereto) or the System connectivity fails for any reason not related to the failure of SunPower Equipment within 30 days of System interconnection, then Dealer agrees to provide maintenance and/or repair services for the System at the response times specified in the Service table above in this Section 10(h) at no charge to SunPower.

(i)	THE LIMITED WARRANTIES DESCRIBED IN THIS SECTION 10 ARE THE ONLY EXPRESS WARRANTIES MADE BY DEALER WITH RESPECT TO THE SYSTEM. DEALER HEREBY DISCLAIMS, AND ANY BENEFICIARY OF THIS LIMITED WARRANTY HEREBY WAIVES, ANY WARRANTY WITH RESPECT TO ANY COST SAVINGS FROM USING THE SYSTEM.

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11.	DEFAULT; TERMINATION

(a)

(i) Default. Dealer will be in default under this Agreement should it at any time, whether before or after final payment, (i) refuse or neglect to supply a sufficiency of skilled workers or materials of the proper quality and quantity within five (5) days, unless this Agreement indicates otherwise, of SunPower’s request for work to be performed in accordance with this Agreement, (ii) fail in any respect to prosecute the Services with promptness and diligence, (iii) fail in the performance of any of the terms and provisions of this Agreement or of the other Lease Documents or (iv) institute or have instituted against it a case under Title 11 of the United States Code or file for an arrangement or reorganization, become insolvent, be adjudicated bankrupt, go into liquidation or dissolution, either voluntarily or involuntarily or under a court order, or make a general assignment for the benefit of creditors, or otherwise acknowledge insolvency.

(ii) Remedies. Upon the occurrence of any of such events described in Section 11(a)(i) above, each of which shall constitute a default hereunder on Dealer’s part, SunPower shall have the right, in addition to any other rights and remedies provided by this Agreement and the other Lease Documents or by law, after three days’ written notice to Dealer, (A) to perform and furnish through itself or through others any such labor or materials for the Services and to deduct the cost thereof from any monies due or to become due to Dealer under this Agreement, (B) retain from any payment then due or to become due to compensate SunPower for any and all losses, liability, damages, costs and expenses which may be sustained or incurred in connection with Dealer’s default and/or (C) o terminate this Agreement in accordance herewith, enter upon the premises and take possession, for the purpose of completing the Services, of all materials, equipment, scaffolds, tools, appliances and other items thereon, all of which Dealer hereby transfers, assigns and sets over to SunPower for such purpose, and to employ any person or persons to complete the Services and provide all the labor, services, materials, equipment and other items required therefore.

(b)	Termination.

(i)	Either party to this Agreement may terminate this Agreement by providing thirty (30) days written notice to the other. Notwithstanding anything herein to the contrary, SunPower may terminate this Agreement and Dealer’s participation in the Lease Program at any time and for any reason. In the event of such termination, Dealer shall be entitled to receive as its sole remedy, payment for Services properly executed prior to the effective date of termination.

(ii)	Should SunPower terminate this Agreement upon a default by Dealer in accordance with clause (a), Dealer shall not be entitled to receive any further payment under this Agreement until the Services shall be wholly completed to the satisfaction of SunPower and shall have been accepted by SunPower at which time, (A) if the unpaid balance of the amount to be paid under this Agreement shall exceed the cost and expense incurred by SunPower in completing the Work, such excess shall be paid by SunPower to the Dealer, and (B) if such cost and expense shall exceed such unpaid balance, then the Dealer shall pay the difference to SunPower. Such cost and expense shall include, not only the cost of completing the Services to the satisfaction of SunPower and of performing and furnishing all labor, services, materials, equipment, and other items required therefore, but also all losses, damages, costs and expenses, (including legal fees and disbursements incurred in connection with reprocurement, in defending claims arising from such default and in seeking recovery of all such cost and expense from the Dealer and/or its surety), and disbursements sustained, incurred or suffered by reason of or resulting from Dealer’s default. Should SunPower take action by effectuating the provisions of this paragraph, and should it subsequently be determined that a termination effectuated by the terms of this paragraph was improper, such termination shall be treated as a termination for convenience pursuant to paragraph (i) above.

(iii)	Upon the termination of this Agreement, regardless of the cause for such termination, Dealer shall return all uninstalled SunPower Equipment delivered to Dealer under this Agreement within 30 days of the applicable termination date. If any uninstalled SunPower Equipment is not received by SunPower within such time period, then SunPower will invoice Dealer for the fair market value price, determined in SunPower’s sole discretion, of the unreturned SunPower Equipment and Dealer will be responsible for the immediate payment of such invoice.

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12.	RELATIONSHIP

The parties are, and intend to be, independent contractors with respect to the services described in this Agreement. Without limiting or affecting the requirements of this Agreement and the Program Materials, neither party shall act as an agent of the other, nor shall it be entitled to enter into any agreements or incur any obligations on behalf of the other party. No form of joint employer, joint venture, partnership, or similar relationship between the parties is intended to be created by this Agreement.

13.	CHANGES IN THE CONTRACT; ASSIGNMENT; SUBCONTRACTING

The terms of this Agreement shall not be changed, amended, superseded or supplemented, except in writing signed by the parties hereto. Notwithstanding the foregoing, Dealer expressly agrees that all exhibits to this Agreement are subject to non-material and material changes, at SunPower’s sole discretion, upon 30 days’ written notice to Dealer. Non-material changes to exhibits will become effective after the 30 days’ written notice period has elapsed and material changes will become effective at the next July 1 or January 1 period. SunPower, in its sole discretion, shall determine whether an amendment is non-material or material. This Agreement shall not be assigned by Dealer without SunPower’s written consent, and any such attempted assignment without such consent shall be void and of no effect. SunPower may assign this Agreement to any affiliate of SunPower or any other person or entity if such person or entity is capable of performing the obligations of SunPower hereunder.

14.	INDEMNITY; INSURANCE

(a)	Indemnification. Dealer hereby agrees to indemnify and hold SunPower and its affiliates and any lessor of a solar system in connection with the Lease Program harmless with respect to any claims, expenses (including attorney’s fees), liability or damages arising out of (i) any certification, representation or warranty of Dealer contained in this Agreement being false or misleading in any material respect, (ii) the failure of Dealer to comply with any of its obligations or agreements contained herein or referred to herein, or any applicable federal, state, or local law, rule or ordinance, unless such failure was attributable to negligence, fraud or other misconduct of SunPower, its employees and agents, (iii) the negligence, fraud, or other misconduct of Dealer or any of its employees, subcontractors or agents, or (iv) any defect in the goods sold by Dealer or in any services performed in connection therewith, or any breach of any express or implied warranty in connection with any such goods or services (provided that this clause (iv) shall not apply with respect to any express SunPower warranty provided with respect to solar system equipment). In the event that any such claims, expenses, liability or damages are made, asserted or threatened, SunPower shall have the right to withhold from any payments due or to become due to Dealer an amount sufficient in its judgment to protect and indemnify from and against any and all such claims, expenses, liability or damages.

(b)	Insurance. Dealer shall procure and maintain at its expense during the term of this Agreement, the following types of insurance:

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(i)	general liability with limits of liability maintained at $1,000,000 per occurrence and naming SunPower as an additional insured;

(ii)	workmen’s compensation as required by applicable law; and

(iii)	full coverage of all equipment and materials (including SunPower Equipment) and the Services of Dealer, for their full replacement cost value on an all risk or special cause of loss form from the date the equipment is received by Dealer through the Interconnection Completion Date, in a form and including deductible levels typically found in the insurance market for similar solar projects and naming SunPower as an additional insured.

Dealer shall provide SunPower with a certificate of insurance evidencing the insurance coverage as required by clauses (i) and (ii) within 30 days of its execution of this Agreement, with evidence of annual renewals thereof, and evidence of the insurance coverage required by clause (iii) prior to the commencement of Services with respect to the installation of any System.

(c)	The provisions of this Section 14 shall survive termination of this Agreement.

15.	PERMITS AND LAWS

Dealer shall secure all licenses or permits required by law for its performance of the Services, and shall comply with all federal, state, municipal and local ordinances, laws, orders, rules and regulations pertaining to such work made by any governmental authority or public regulatory body including but not limited to, those relating to safety, discrimination in employment, fair employment practices or equal employment opportunity and, if applicable, Truth in Lending laws, without additional charge or expense to SunPower and shall also be responsible for and correct, at its own cost and expense, any violations thereof resulting from or in connection with the performance of the Services.

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16.	REPRESENTATIONS AND WARRANTIES

(a)	Each party to this Agreement represents and warrants that (i) it has the full power, authority and legal right to enter into and perform its obligations under this Agreement and any document delivered pursuant hereto and (ii) this Agreement constitutes legal, valid and binding obligations of it and are enforceable against it in accordance with their respective terms.

(b)	Dealer hereby represents and warrants that as of the date of the payment by SunPower of the Installation Completion Payment to the Dealer:

(i)	all permits required to install and test the System have been obtained and are in full force and effect, apart from a letter from the local utility authorizing parallel operation;

(ii)	the System is free and clear of all liens; and

(iii)	the installation of each System will be consistent with manufacturer and design specifications relating to the relevant System, prudent industry practices, all applicable laws and permits, this Agreement, the Program Materials, the Lease and the Lease Documents.

17.	EFFECTIVE DATE; ENTIRE AGREEMENT; GOVERNING LAW; COUNTERPARTS

This Agreement is effective as of the Effective Date. The terms and conditions of this Agreement shall apply to any and all Leases signed by Customers on or after August 1, 2014. This Agreement shall be construed in accordance with and governed by the laws of California. With respect to the subject matter hereof, this Agreement supersedes all previous representations, understandings and negotiations either written or oral, and constitutes the entire agreement between the parties hereto (without limiting the references herein to the Program Materials). This Agreement is intended for the benefit of the parties hereto, and, with respect to any System subject to a Lease pursuant to the Lease Program, Lessor (and its successors and assigns) and does not grant any rights to any other third parties unless otherwise specifically stated herein. This Agreement may be executed in any number of separate counterparts by any one or more of the parties hereto, and all of said counterparts taken together shall constitute one and the same instrument. Signed execution copies of this Amendment may be delivered by mail or by facsimile or by electronic mail transmission in .pdf format.

18.	DISPUTES; WAIVER OF JURY TRIAL

If a dispute arises out of or relates to this Agreement or its breach, the parties shall endeavor to settle the dispute first through direct discussions. If the dispute cannot be resolved through direct discussions, the parties shall participate in mediation under the Construction Industry Mediation Rules of the American Arbitration Association (“AAA”) before recourse to any other form of binding dispute resolution. The location of the mediation shall be in a mutually acceptable time and in San Jose, California. Once a party files a request for mediation with the other party and with AAA, the parties agree to commence such mediation within 30 days of filing of the request. Engaging in mediation is a condition precedent to any other form of binding dispute resolution.

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Following such mediation procedures, if a dispute still exists Dealer agrees that all actions arising under this Agreement or otherwise must be commenced in the state or federal court of general jurisdiction located closest to SunPower’s then current principal business address, and Dealer irrevocably submits to the jurisdiction of those courts and waives any objection it might have to either the jurisdiction of or venue in those courts or that such courts provide an inconvenient forum. Nonetheless, Dealer agrees that SunPower may enforce this Agreement in the courts of the state in which Dealer maintains its principal business address.

TO THE MAXIMUM EXTENT IS IT PERMITTED TO DO SO UNDER APPLICABLE LAW, EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS RELATED TO THE LEASE PROGRAM.

19.	CONFIDENTIALITY AND INTELLECTUAL PROPERTY

(a)	Dealer shall not disclose the terms of this Agreement to any third party (other than the disclosing party’s affiliates, employees, legal counsel, accountants, agents or advisors who have to know such information and have agreed to keep such terms confidential) except (a) in order to comply with any applicable law or regulation, or request of any regulatory agency having jurisdiction over such party or in connection with any court or regulatory proceeding; provided, however, the applicable party will, to the extent practicable, use reasonable efforts to prevent or limit the disclosure and (b) to the extent contemplated herein, as to any System involved in the Lease Program, to SunPower or its successors and assigns. SunPower is entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation. The provisions of this Section 19 shall survive termination of this Agreement.

(b)	Dealer warrants that it owns or is licensed to use all intellectual property (“IP”) owned or licensed by the Dealer and which is in existence prior to the performance of this Agreement (“Dealer Background IP”) subsisting in or required to be used to provide the Services, and that where any such IP is owned by third parties, it has the requisite permission from such third parties to grant to SunPower the licenses referred to in clause 19(f).

(c)	SunPower grants the Dealer a revocable, non-exclusive, royalty free, or fully paid-up, license in the US to use the IP owned or licensed by SunPower (or its affiliates) prior to the date of this Agreement and which IP is provided to the Dealer for the purpose of supplying the Services in accordance with the terms of this Agreement (“SunPower Background IP”). SunPower Background IP is granted to the Dealer solely to the extent necessary, for the duration necessary, and for the sole purpose of provision of Services.

(d)	Dealer acknowledges and agrees that all IP created in the provision of the Services vests immediately on its creation in and remains the property of SunPower. To the extent any IP arises under copyright law, it is to be considered “Work for Hire”.

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(e)	In providing the Services, Dealer must not, and must procure that the Dealer’s personnel do not, breach the IP rights or other protected rights of SunPower or any third party. If any of those rights are breached, Dealer hereby indemnifies SunPower against any claim, action, loss or damage SunPower may suffer arising out of the breach and must, if requested by SunPower, assume the defense of any suit, claim or action brought against SunPower for infringement of any third party IP rights, including any patents and the wrongful use of proprietary information.

(f)	Dealer grants SunPower and any subsequent owner a royalty-free, non-exclusive, perpetual, worldwide license to use, reproduce, modify and adapt all Dealer Background IP which subsists in the Services or is provided in connection with the Services in order to allow SunPower and any subsequent owner to enjoy the full benefit and use of the Services.

20.	NOTICES

All notices, requests, statements or payments under this Agreement shall, unless otherwise specified herein, be made in writing and shall be deemed properly given and received if delivered in person or sent by facsimile or email (with confirmation of transmission or, in the case of email, receipt), reliable overnight courier, or sent by registered or certified mail, postage prepaid to the address of the applicable party specified under that party’s signature below. Notice by confirmed facsimile or hand delivery shall be effective at the close of business on the day actually received, if received during a business day, and otherwise shall be effective at the close of the next business day. Notice by overnight United States mail or courier shall be effective on the second business day after it was sent. A party may change its addresses by providing notice of same in accordance with this section. Notices to SunPower shall comply with the requirements of this section and shall be given to such address as SunPower may specify from time to time.

21.	RULES OF CONSTRUCTION

(a)	Each of the parties to this Agreement expressly agrees it had the opportunity to review and negotiate the terms and provisions of this Agreement and to obtain the assistance of counsel in doing so prior to execution. In the event any claim is made by any party hereto relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or counsel for any particular party.

(b)	In this Agreement: (i) whenever the singular number is used, the same shall include the plural and the neuter, masculine and feminine genders shall include each other, as the context may require; (ii) the word “including” is construed in its broadest sense to mean “including without limitation” or “including, but not limited to”; (iii) references to agreements and other legal instruments include all subsequent amendments thereto, and changes to, and restatements or replacements of, such agreements or instruments; (iv) the words “shall” and “will” are used interchangeably and have the same meaning; and (v) the word “or” is not necessarily exclusive.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers or other authorized representatives as of the Effective Date.

Solarmax Renewable Energy Provider, Inc.		SUNPOWER CORPORATION, SYSTEMS

Signature:	{{_es_signer_signature}}	Signature:
		Email:	Sandy.McClure@sunpowercorp.com
Title:	{{ *title_es_signer_title}}	Title:	Director Global RLC Customer Service

Primary Office:	Address for Notices:
3080 12th Street	77 Rio Robles
Riverside, CA 92507	San Jose, CA 95134

SunPower and Dealer have caused this Agreement to be signed and delivered by their duly authorized representatives as of the Effective Date. Further, by electronically signing this document, all parties are agreeing to use electronic signatures and are agreeing to being subject to the provisions of the U.S. E- SIGN Act (i.e., the Electronic Signatures in Global and National Commerce Act - ESIGN, Pub.L. 106- 229, 14 Stat. 464, enacted June 30, 2000, 15 U.S.C. ch.96).

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EXHIBIT A

FAIR LENDING POLICY

SunPower does not discriminate against any applicant or discourage anyone on an unlawful basis from making an application for credit. SunPower’s policy is not to discriminate against an applicant on any unlawful basis, including race, color, religion, sex, national origin, sexual orientation, handicap status, marital status, age, location of the property, the fact that all or part of an applicant’s income comes from any public assistance program or because the applicant has exercised any right under the Consumer Credit Protection Act or any similar state law.

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EXHIBIT B

CONFIDENTIALITY REQUIREMENTS

Confidentiality of Homeowner Information: The federal Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., the Federal Trade Commission’s Privacy Regulations, 16 CFR Part 313, the Federal Trade Commission’s Standards for Safeguarding Customer Information, 16 CFR Part 314, (collectively, “Federal Law”) and applicable state privacy law and regulations (“State Law”) require that “financial institutions” (persons covered by Section 4(k) of the Bank Holding Company Act and applicable regulations, 12 CFR §§ 211.5, 225.28) comply with the confidentiality provisions of those laws with respect to the nonpublic personal information of consumers and customers. Nonpublic personal information (“NPI”) is personally identifiable financial information of the homeowners who are “lessees” under the lease of the System (“Lessees”).

1.	From time to time, Dealer may provide services to SunPower in the nature of assisting Lessees in applying for and obtaining approval for the lease of the System, and in servicing and repairing the System, or on occasion as necessary, de-installing the System from the Lessees’ premises, for which Dealer is compensated by SunPower. The foregoing activities are referred to in this Agreement as “Business Purposes.”

2.	Dealer receives NPI from Lessees and from SunPower for Business Purposes, and agrees to treat NPI as confidential and use NPI only for the Business Purposes for which it is disclosed. Dealer shall not, except as provided in this Agreement, disclose NPI to any unaffiliated third party. Dealer may, as permitted by law, disclose NPI to its affiliate(s), but solely for the Business Purposes and its affiliate(s) may not otherwise disclose or use the NPI.

3.	SunPower and Dealer shall inform their employees, representatives, and agents of the contents and requirements of this Agreement, and as required by Federal and/or State law, shall establish, implement and maintain a comprehensive written information security program that contains administrative, technical and physical safeguards appropriate to the size and complexity of each of their businesses, the nature and scope of their activities, and the sensitivity of NPI sufficient to ensure the security, confidentiality and integrity of NPI.

4.	In the event Dealer becomes aware of an unauthorized access to the NPI stored in Dealer’s computerized or non-computerized books, records or systems, Dealer shall immediately notify SunPower.

In order to ensure compliance with this Agreement, SunPower shall have the right, upon reasonable notice, to conduct audits of Dealer’s books, records, systems, activities and premises at any reasonable time during normal business hours, in order to review, evaluate and confirm Dealer’s compliance with the requirements of this Agreement.

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EXHIBIT C

RESIDENTIAL LEASE AUTHORIZATION REQUIREMENTS

A.     Initial Authorization.

To begin selling the Lease, Dealer must complete the following initial certification requirements:

1.	Ass ociate Des i gn Cer ti fi cati on . At least one employee of the Dealer that will be providing design services pursuant to the Lease Program needs to achieve Associate Design Certification by either:

a.	Attending a SunPower training class and passing the Associate Certification exam; or

b.	Demonstrating North American Board of Certified Energy Practitioners (NABCEP) equivalency and providing proof of NABCEP PV Installer Certification.
2.	Ass ociate Inst all ati on Cer tif i cati on . At least one employee of the Dealer that will be providing installation services pursuant to the Lease Program needs to achieve Associate Install Certification by either:
a.	Attending a SunPower training class and passing the Associate Certification exam; or

b.	Demonstrating NABCEP equivalency and providing proof of NABCEP PV Installer Certification.
3.	Leas e Deal er Par ti ci pat i on Cer ti fi cat ion . Dealer’s principal and at least one administrator who will be submitting Leases or addressing Lease Program problems (a minimum of two persons per Dealer for Initial Qualification) must pass the Lease Dealer Participation Exam.

4.	Energy Pr oducti on Est i mation Cert if ica ti on . Each salesperson, designer, and any person who will create energy production estimations for inclusion into proposals and Leases (at least one person per Dealer for Initial Qualification) must pass the Energy Estimation Exam.

5.	Leas e Ter ms and Condit i ons Cert if ica ti on . All salespersons who will develop or present Lease proposals, or who will provide Lease origination services (at least one person per Dealer for initial qualification) must pass the Lease Terms and Conditions Exam.

The following materials should be reviewed prior to taking the certification exams listed above: Dealer Participation Agreement, Lease, PeGu, Lease proposal, Program Materials, etc.

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B.     Continuing Authorization.

To continue selling the Lease, Dealer must comply with the following continuing authorization requirements:

1.	Cer ti fi cat ion . Dealers must maintain their level of competence in the critical areas of skill and knowledge.

a.	Cer ti fi cat ions . If a Dealer’s employee whose certification was used to satisfy the SunPower

Certification Program is no longer employed with the Dealer, then the Dealer must ensure that another employee has the equivalent SunPower certification within 30 days.

b.	Cer ti fi cat ion Cur r ency . From time to time, SunPower may update the content of its existing certification exams based on new processes and best practices. In this case, SunPower will send a summary of the changes to anyone who has passed a specific topic, and they will be given at least 30 days to complete a short “Currency Quiz” that only covers such changes. If they pass the Currency Quiz, their certification will be considered current until any future changes. However, if they fail to pass a Currency Quiz by the specified deadline, then they may be required to pass the entire certification exam for that topic.

c.	New Cer t if icat i on Topics . SunPower may identify new certification topics. If new certification topics are identified, then SunPower will notify Dealers of the topics and work areas and roles required to become certified. Dealers will be given the new information in the form of documents or training, and will have at least 60 days for the specified people to complete the certification exam.

d.	New Empl oyee s . Any Dealer employee who performs a function that requires certification (such as selling or power estimation), must complete the appropriate certification exam(s) prior to working on the Lease Program.

C.     Fleet Performance.

Dealer will periodically receive fleet performance tracking reports from SunPower. Dealer agrees to review such reports for issues affecting System performance, including but not limited to inverter outages, lost monitoring connections, and disconnected strings, all of which may constitute failures under the Limited Warranties provided by Dealer to SunPower. Dealer shall perform reasonable diligence in ascertaining whether issues listed in the fleet performance tracking report are covered under the Limited Warranties, in which case Dealer shall proactively remedy such issues at no cost to SunPower. Dealer acknowledges and agrees that SunPower may elect to terminate Dealer’s eligibility to participate in the Lease Program if Dealer fails to maintain, as determined in SunPower’s sole discretion, satisfactory fleet performance levels in the tracking report.

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EXHIBIT D

DEALER FEES PAYMENT SCHEDULE

Dealer shall invoice SunPower for the Dealer Fees in two stages in accordance with the following and commensurate with the Services performed hereunder.

Stage	% of Dealer Fees	Work completed	Required documentation for Payment
1

Installation Completion Payment:

Comprised of 20% of the Dealer Fee for Lease Origination and Administration Services (the “OriginationFee”)

and 60% of the

Dealer Fee for Design and

Installation

Services (the “InstallationCompletionFee”)

System Installation

•     Invoice to SunPower for 80% of Dealer Fees, breaking out the 20% Origination Fee from the 60% Installation Completion Fee, and including the purchase order number and vendor number;

•     Origination and Administration Services

o   Lease Documents executed by Lessee;

o   If applicable to the System, reservation of Solar Incentive Amount confirmed by incentive program administrator; and

o   Design documents that were required by the municipality to issue the permits;

•      Design and Installation Services

o   a detailed breakdown of all costs for equipment of the System required to obtain applicable incentives, including federal, state and local tax benefits;

o   Conditional lien waivers (subject solely to payment of amounts due) executed by Dealer which shall cover all Services performed and materials furnished for the System on or prior to such invoice date;

o   Original, fully executed Certificate of Acceptance;

o   Final permits, signed off by municipality; provided that if such requirement has been waived in accordance with Section 6(i) of the Agreement, Dealer shall provide a SMS checklist or other documentation required by SunPower in its place;

o   At least two digital photos of the installed array(s) and one picture of the inverter(s) taken from different angles such that the type and quantity of the installed modules, inverters and external disconnect can be ascertained;

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o   Copy of Suneye, Pathfinder or other similar shade analysis documentation that corresponds to the shading entered in the SunPower proposal tool;

o   Warranty Registration with serial numbers;

o   Any required state-specific sales tax forms as required in the Program Materials; and

o   The “subcontract details-sheet”, if applicable

2	Interconnection Completion Payment: Comprised of 20% for the Interconnection Services	System Interconnection

•      Invoice to SunPower for 20% of the Dealer Fees, including the purchase order number and vendor number;

•      Conditional lien waivers (subject solely to payment of amounts due) executed by Dealer which shall cover all Services performed and materials furnished for the System;

•      Executed Commissioning Report;

•      Copy of the PTO or notification from utility of interconnection;

•      If waived for the Installation Completion Fee, final permits signed off by municipality; and

•      Copy of Solar Incentive Amount claim filed with incentive program administrator.

3	N/A

Upon receipt of the Interconnection Completion

Fee, Dealer shall submit to SunPower final unconditional lien waivers executed by Dealer which shall cover all Services performed and

materials furnished for the System. Failure to submit this document within 10 business days of receipt of final payment may result in delay of

future shipments.

Invoice Submission Requirements.

Dealer shall submit the documentation described above to SunPower within the following timeframes listed below. Prior to SunPower remitting payment to Dealer, the required documents must also be approved by SunPower to ensure that the Dealer is satisfying all compliance requirements:

a)      Stage 1 (Origination & Installation Submittals):

Dealer shall submit all Stage 1 required documentation to SunPower within 30 calendar days from SunPower’s delivery of all installation materials; provided Dealer shall not be in breach of its submission obligation hereunder to the extent a delay is directly caused by a delay in obtaining permits and provided Dealer has (A) complied with all filing and application requirements and deadline of the relevant municipality or county authority and (B) otherwise used commercially reasonable efforts to obtain such permits, including coordinating and cooperating with such municipality and county authorities.

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b)      Stage 2 (Interconnection Submittals):

Dealer shall submit all Stage 2 required documentation to SunPower within 14 calendar days of the applicable utility provider issuing its PTO notice.

c)      Stage 3 (Unconditional Final Lien Waiver Submittal)

Dealer shall submit all Stage 3 required documentation (the unconditional final lien waiver) within 14 calendar days of the Dealer’s receipt of the Interconnection Completion Payment from SunPower.

If more than 10% of leases do not comply with any combination of the above submission requirements, then SunPower may, among other remedies available, withhold 10% of the invoice payments of leases not meeting submission requirements and/or withhold shipment of further SunPower Equipment until the required documentation has been submitted. SunPower also reserves the right to suspend Dealer from the Lease Program, after which Dealer may be re-enrolled in the Lease Program at SunPower’s sole discretion. For clarification purposes, the percent of leases in non-compliance with any of the above submission requirements shall be calculated as follows: total number of leases that do not adhere to the invoice submission requirements specified above divided by the total number of leases where Dealer has (a)   received installation materials from SunPower and (b) not submitted the unconditional final lien waiver to SunPower.

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EXHIBIT E

DEALER MONTHLY FEES

Cost	1-5 registered users	Each additional registered user
Software license fee	$40/month/user	$30/month/user

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EXHIBIT F

SYSTEM REQUIREMENTS

Dealer shall comply with the Lease Installation Requirements document located in the Program Materials, including but not limited to the following:

1.	Dealer must install a SunPower Monitoring System (“SMS”), which shall measure, record and display energy production data of the System, in one of the following configurations: (a) hardwired by connecting the data logger directly to the home local area network (“LAN”); or (b) by using a powerline network adaptor to communicate between the data logger and the Lessee LAN. After commissioning SMS, Dealer shall assist Lessee in creating a user account within the SMS website (http://www.sunpowermonitor.com or http://monitor.us.sunpower.com). Dealer acknowledges that SunPower requires the SMS be operational and transmitting information to SunPower, and that Lessee must have at least one user account registered in the SMS website, as a condition of payment by SunPower of Interconnection Completion Payment.

2.	SunPower requires an external AC Disconnect in order to provide a means to lock the system out to prevent it being switched on prematurely (pre lease agreement execution) and thus invalidating the tax status. It also serves as a means for the System to be locked out should the Lessee default on a lease payment.

Approved AC disconnects are Square D by Schneider Electric, SIEMMENS, Cutler-Hammer, Eaton or other equivalent products that have Underwriters LaboratoriesÒ (ULÒ), CSA or other Recognized Independent Testing Lab listing for use on dc applications when properly wired.

System will be sized with optimum matching between dc array capacity and ac inverter capacity. This may require the installation more than one inverter unit.

In the case of several roof orientations, Dealer shall use either multi-mppt channel inverters or separate inverters.

System Performance Verification

After Dealer completes the installation of a System, but prior to SunPower’s approval of the Interconnection Completion Payment, SunPower will perform a remote System performance verification test (“SPVT”) to ensure that the System is operating and reporting energy data as expected. If the System is unable to pass this SPVT, in SunPower’s sole discretion, after a minimum of 3 consecutive days of SPVT testing, then SunPower will instruct Dealer and Dealer agrees to troubleshoot the System and resolve any issues that may be affecting the System’s performance. Dealer acknowledges that the Interconnection Completion Payment will not be paid until the System successfully passes the SPVT over a minimum testing period of 3 consecutive days.

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EXHIBIT G

SUPPLIER DOCUMENT REQUIREMENTS

1	SunPower Vendor Enrollment Form	Required for set up of Dealer to enable payment for Dealer Fees.
2	Non Disclosure Agreement (NDA)	Required (if not already on file).
3	W9	Required (if not already on file).
4	Certificate of Insurance	Evidence required within 30 days in accordance with Section 14.
5	Bank Details	Required to facilitate ACH payment or wire transfer of funds to Dealer.
6	Dealer Injury and Illness Prevention Program (IIPP)	Provided upon request in accordance with Section 9(l).
7	Subcontractors: (a) Subcontractor Authorization Agreement- Lease and (b) written evidence of Subcontractor’s contractor’s license(s)	Required for Dealers who use subcontractors for lease installation work

Examples of required documents can be found in the Program Materials.

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EXHIBIT H

FORM OF SYSTEM AND PRICING CONFIRMATION

[Name of Dealer]

Lease Document Acknowledgment

Lease Documents requested by [Name of homeowner] are ready for customer presentation. The details of the project are included below for your review.

Lease Details:

Lease #: [12345]

Homeowner:          [Name]

Address:                [Address]

Install date:            [Date]

System                    [SunPowerSolar Panel]

Effective System Price          [$______]

Effective Smart Pack Price    [$______]

Total Dealer Fees

Fee Schedule:

Origination Fee                          [$______] (Invoiced when install completed)

Installation Fee                          [$______] (Invoiced when install completed)

Interconnect Fee                        [$_______] (Invoiced when interconnect completed)

Upon notification that the Lease has been fully executed, you will be contacted by your Partner Service Representative to confirm the schedule, shipping, and installation details.

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